Exhibit 10.19

Pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, certain information, exhibits, and schedules herein have been omitted because each are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted information, schedules, and exhibits to the Securities and Exchange Commission upon its request.

LICENSE, TRANSFER, AND DEVELOPMENT AGREEMENT

THIS LICENSE, TRANSFER, AND DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into as of October 19, 2011 (the “Effective Date”) by and among KANION USA INC., a California corporation with a principal place of business at [address] (“KanionUSA”), and NEWGEN THERAPEUTICS, INC., a Delaware corporation with its principal place of business at [address] (“NewGen”). KanionUSA and NewGen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, KanionUSA is engaged in the research and development of compounds and products that target (a) [***], (b) [***], (c) [***], and (d) [***];

Whereas, NewGen desires to obtain, and KanionUSA and its affiliates are willing to assign and license to NewGen, their intellectual property rights covering such compounds and products and activities with respect to such targets in the NewGen Territory (as defined below); and

Whereas, the Parties desire to collaborate to conduct research and development activities with respect to such compound, products, and targets during the term of this Agreement, on the terms and conditions provided in this Agreement.

Agreement

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement and other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

1.	Definitions.

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” means a corporation, partnership, trust, or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by, or is under common control with a specified Party or another entity but only for so long as such relationship exists. For such purposes, “control,” “controlled by,” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting equity, voting member or partnership interests, control of a majority of the board of directors or other similar body, by contract, or otherwise. In the case of a corporation or other entity, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be presumptively deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

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1.2 “Applicable Laws” means all applicable laws, rules, and regulations, including without limitation any rules, regulations, guidelines, or other requirements of the Regulatory Authorities or other Governmental Authorities that may be in effect from time to time in any relevant legal jurisdiction in the world.

1.3 “Assigned Patent Rights” means (a) the Patents [***], including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) the Patent Applications [***] and all Patents which may be granted thereon, including without limitation a reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, or any equivalent thereof, (c) all foreign or international equivalents of any of the foregoing in any country in the NewGen Territory, and (d) any and all other Patent Applications and Patents Controlled by KanionUSA and/or its Affiliates as of the Effective Date, and at any time during the term of this Agreement, that Cover any Compound and/or Product or activities performed with respect to any Program and Target in the NewGen Territory. [***] shall be updated from time to time to include any Patent Applications within the Assigned Patent Rights that are filed, and any Patents within the Assigned Patent Rights that issue, after the Effective Date.

1.4 “Business Days” means any day (other than Saturday, Sunday or federal or state legal holiday) on which banks generally are open in New York, New York, U.S.A or in Hong Kong.

1.5 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that (a) the first Calendar Quarter of the term of this Agreement will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter and (b) the last Calendar Quarter of the term of this Agreement will end upon the expiration or termination of this Agreement.

1.6 “Calendar Year” means (a) for the first Calendar Year of the term of this Agreement, the period beginning on the Effective Date and ending on December 31, 2011, (b) for each Calendar Year of the term of this Agreement thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the term of this Agreement, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.7 “Commercialization” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of any product after Regulatory Approval has been obtained (including without limitation making, using, importing, selling and offering for sale any product), and shall include post-Regulatory Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, and selling a product, importing, exporting or transporting a product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization, and when used as an adjective, “Commercial” shall mean that the corresponding noun is for the purposes of Commercialization.

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1.8 “Commercially Reasonable Efforts” means, with respect to each Party, commercially reasonable efforts in accordance with the business, legal, medical, and scientific judgment of a similarly situated company, and in accordance with the efforts and resources a similarly situated company would use for a product owned by it or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product, and other relevant factors.

1.9 “Compound” means any compound that is (a) directed towards a Target and (b) results from NewGen’s and/or KanionUSA’s, and/or their respective Affiliate’s activities under one or more Programs.

1.10 “Confidential Information” has the meaning set forth in Section 10.1.

1.11 “Control” means, with respect to any item of Information, Patent, Patent Application, or other intellectual property right, the right to grant a license or sublicense with respect thereto as provided for in this Agreement without violating the terms of any agreement or other arrangement with, or any legal rights of, or without requiring the consent of, or payments to, any Third Party.

1.12 “Covers” or “Covered by”, with reference to a Patent or Patent Application, shall mean that the making, using, selling, offering for sale or importing of a composition of matter, formulation or method would, in the absence of a right or license under such Patent or Patent Application, infringe a claim of such Patent or Patent Application in the country in which such activity occurs.

1.13 “Develop” or “Development” means all activities relating to obtaining Regulatory Approval for a product and all manufacturing activities undertaken prior to Commercialization that are necessary for Regulatory Approval and for Commercial launch of such product. This includes, for example, (a) preclinical testing, toxicology, formulation, clinical studies, and regulatory affairs required for Regulatory Approval and (b) manufacturing process development for commercial supply of bulk and finished forms of products and components thereof, as applicable, production of clinical supply of bulk and finished forms of products and components thereof, and manufacturing and quality assurance technical support activities prior to the commencement of Commercialization of such product that are necessary for Regulatory Approval and for Commercial launch of such product.

1.14 “FDA” means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems, and devices in the United States.

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1.15 “Field” means any use or purpose, including without limitation the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder or condition.

1.16 “Governmental Authority” means any legislative, executive, judicial, regulatory, or administrative unit of any governmental entity (multinational, foreign, federal, state, or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public), or other similar body exercising executive, legislative, regulatory, administrative, or judicial authority or functions of or pertaining to government, including without limitation any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.

1.17 “IND” means an Investigational New Drug application for a product filed with the FDA, which must be in effect pursuant to the requirements of 21 C.F.R. Part 312 before shipment of such product intended for administration to humans, or foreign equivalents thereof.

1.18 “Information” means [***]

1.19 “Inventions” means any and all inventions made, conceived, or discovered solely by employees, independent contractors, or agents of either Party, or their respective Affiliates, or jointly by employees, independent contractors, or agents of each of the Parties, or their respective Affiliates, in the course of activities performed with respect to any Program during the term of this Agreement.

1.20 “KanionUSA Know-How” means [***]

1.21 “KanionUSA Patent Rights” means any Patent and/or Patent Application, other than an Assigned Patent Right, that (a) is Controlled by KanionUSA or its Affiliates as of the Effective Date or during the term of this Agreement and (b) Covers any Compound and/or Product and/or activities performed with respect to Programs outside of the NewGen Territory.

1.22 “KanionPRC” means KanionUSA’s Affiliate, Jiangsu Kanion Pharmaceutical Co. Ltd.

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1.23 “NewGen Know-How” means [***]

1.24 “NewGen Patent Rights” means any Patent and/or Patent Application that (a) is Controlled by NewGen as of the Effective Date or during the term of this Agreement and (b) Covers any Compound and/or Product and/or activities performed with respect to Programs in the NewGen Territory. The NewGen Patent Rights shall include any Assigned Patent Rights assigned to NewGen pursuant to this Agreement.

1.25 “NewGen Territory” means worldwide, excluding the People’s Republic of China, Hong Kong, and Taiwan.

1.26 “Patent” means (a) an issued letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination, or renewal thereof, and (b) all foreign or international equivalents of any of the foregoing in any country.

1.27 “Patent Application” means (a) an application for letters patent, including without limitation a reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, or any equivalent thereof that is pending at any time during the term of this Agreement before a government patent agency, and (b) all foreign or international equivalents of any of the foregoing in any country.

1.28 “Product” means any product that contains a Compound in any and all forms, presentations, formulations and dosage forms.

1.29 “Program” means the activities conducted by either or both of the Parties, individually or jointly, directed to identifying, researching, and Developing compounds and products for the NewGen Territory that are active against one or more of the Targets, including without limitation the research and Development of Compounds and Products directed to such Target.

1.30 “Regulatory Approval” means (a) in the United States, approval by the FDA of a New Drug Application or other applicable filing and satisfaction of related applicable FDA registration and notification requirements, if any, and (b) in any country other than the United States, approval by Regulatory Authorities having jurisdiction in such country of a single application or set of applications comparable to a New Drug Application or other applicable filing and satisfaction of related applicable regulatory and notification requirements, if any, together with any other approval of any Regulatory Authority necessary to Commercialize a product in such country.

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1.31 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities, including without limitation the FDA, regulating or otherwise exercising authority with respect to products.

1.32 “Sublicensee” means any person or entity, other than Affiliates of a Party, to which such Party grants a license or a sublicense with respect to Compounds and/or Products and/or activities performed with respect to a Program under and in accordance with the terms and conditions of this Agreement (other than the other Party or its Affiliates).

1.33 “Target” means [***]

1.34 “Third Party” means any person or entity other than NewGen, KanionUSA, or an Affiliate of either of them.

2.	Assignments and Licenses.

2.1 Assignment to NewGen.

(a) [***]

(b) [***]

2.2 License to NewGen. Subject to the terms and conditions of this Agreement, KanionUSA and its Affiliates hereby grant to NewGen and its Affiliates, under the KanionUSA Know-How and the KanionUSA Patent Rights, an exclusive, royalty-free, fully paid-up, sublicenseable, transferable (in accordance with Section 12.2) license to Develop, make, use, sell, offer for sale, import and Commercialize Compounds and/or Products in the Field, and to perform activities with respect to Programs, in and for the NewGen Territory.

2.3 NewGen Sublicense Rights. Subject to this Section 2.3, NewGen shall have the right to grant licenses and sublicenses, through multiple tiers of licenses and sublicenses, under the rights assigned or licensed to NewGen pursuant to Section 2.1, 2.2, and 6.2(d) to Third Parties. NewGen shall notify KanionUSA in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the Sublicensee, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. NewGen shall require that all sublicenses (a) be consistent with the terms and conditions of this Agreement, (b) acknowledge the limitation of liability and disclaimer of warranty as provided by Article 9 of this Agreement, and (c) shall not violate KanionUSA’s or its Affiliates’ rights outside of the NewGen Territory under this Agreement. Upon termination of this Agreement, any Sublicensee of NewGen, from the effective date of such termination, automatically shall become a direct licensee of KanionUSA under the terms of this Agreement with respect to the rights sublicensed to the Sublicensee by NewGen, provided that such Sublicensee is not in material breach of its obligations under its license or sublicense agreement.

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2.4 License to KanionUSA. Subject to the terms and conditions of this Agreement, NewGen and its Affiliates hereby grant to KanionUSA, under the NewGen Patent Rights and the NewGen Know-How, (a) a non-exclusive, royalty-free, fully paid-up, worldwide, non-sublicenseable, non-transferable (except in accordance with Section 12.2) license to perform KanionUSA’s research and Development obligations with respect to Programs and to manufacture or have manufactured Compounds and/or Products for the sole purpose of using such Compounds and/or Products in connection therewith, and (b) an exclusive, royalty-free, fully paid-up, sublicenseable, transferable (in accordance with Section 12.2) license to Develop, make, use, sell, offer for sale, import and Commercialize Compounds and/or Products in the Field, and to perform activities with respect to Programs, in and for any country outside of the NewGen Territory.

2.5 Further Assurances; Disclosure.

(a) KanionUSA and its Affiliates shall take such action, render such assistance, and execute and deliver, or cause to be executed and delivered, to NewGen, without further consideration, such further instruments as reasonably requested by NewGen in order to give effect to or evidence the assignment and delivery set forth in Section 2.1, or to prosecute, maintain, enforce, and defend any intellectual property rights included therein. KanionUSA and its Affiliates will cause their respective employees, independent contractors, and agents to, at NewGen’s expense, testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to aid NewGen, its successors, legal representatives and assigns, to obtain and enforce proper protection for the inventions described in the Assigned Patent Rights in all countries in the NewGen Territory.

(b) KanionUSA shall promptly disclose, in writing, to NewGen all Information and intellectual property rights relevant to the Programs, Compounds, Products, Assigned Patent Rights, KanionUSA Know-How, and/or the license grants set forth herein that are developed, conceived, or reduced to practice in the course of the activities performed under or contemplated by this Agreement by KanionUSA and its Affiliates and Sublicensees, whether solely or jointly with NewGen, and shall make reasonably available to NewGen all independent contractors, employees, and agents of KanionUSA, its Affiliates, or its Sublicensees involved in the development of such intellectual property rights, during normal business hours, as may be reasonably requested by NewGen.

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2.6 No Implied Rights or Licenses. Neither Party grants to the other Party or its Affiliates any rights or licenses in or to any Patent, Patent Application, Information, or other intellectual property right, whether by implication, estoppel, or otherwise, except to the extent expressly provided in this Agreement.

3.	Joint Patent Committee.

3.1 Joint Patent Committee.

(a) Subject to this Section 3.1 and the other terms and conditions of this Agreement, within thirty (30) days after the Effective Date the Parties shall establish a joint patent committee (the “Joint Patent Committee”) that will develop the strategies for, and coordinate and review strategy with respect to, prosecution of Patent Applications within the Assigned Patent Rights and the KanionUSA Patent Rights as further set forth in Article 6. The Joint Patent Committee shall have the responsibilities and authority allocated to it in this Section 3.1 and elsewhere in this Agreement, and shall have the membership and shall operate by the procedures set forth in this Section 3.1.

(b) The Joint Patent Committee shall be comprised of one (1) representative appointed by each Party. The Joint Patent Committee shall periodically report to the Parties on the status of any and all Patent Applications within the Assigned Patent Rights and the KanionUSA Patent Rights.

(c) Notwithstanding the Joint Patent Committee structure established pursuant to Section 3.1(a), each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Joint Patent Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Notwithstanding the foregoing, neither Party shall be restricted from bringing before the Joint Patent Committee for discussion any matter relating to the activities to be performed under this Agreement that it believes warrants discussion between the Parties through the Joint Patent Committee, provided that the consideration of any such matter by the Joint Patent Committee shall not infringe or limit the exercise of a Party’s right of consent or approval or other decision-making authority granted to it by this Agreement nor shall any such consideration subject any such right of consent or approval or other decision-making authority to any dispute resolution mechanism provided for in Section 12.8 or elsewhere in this Agreement.

(d) Each representative of a Party on the Joint Patent Committee shall be appointed, and may be removed and replaced, by such Party on written notice to the other Party. Each Party shall appoint representatives with the requisite authority and seniority to make decisions on behalf of that Party with respect to issues falling within the jurisdiction of the Joint Patent Committee.

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(e) The Joint Patent Committee shall establish a schedule of times for regular meetings, provided that in no event shall such meetings of the Joint Patent Committee be held less frequently than once every Calendar Quarter. Meetings of the Joint Patent Committee shall be in person; provided that Joint Patent Committee meetings may be held by audio or video teleconference with the consent of the representatives of each Party on the Joint Patent Committee, which consent shall not be unreasonably withheld, delayed or conditioned. In addition to such scheduled meetings, either Party may convene a special meeting of the Joint Patent Committee with two (2) weeks’ written notice to the members of the Joint Patent Committee if such meeting is to be conducted in person, and with one (1) week’s written notice to the members of the Joint Patent Committee if such meeting is to be conducted by teleconference, or such shorter period as the Joint Patent Committee may decide, and NewGen shall prepare and circulate to each Joint Patent Committee member an agenda for each meeting not later than one (1) week prior to such meeting, and the representatives of KanionUSA shall have the right on written notice to NewGen given within two (2) days after receipt of the agenda to supplement the agenda, in each case, or such shorter period as the Joint Patent Committee may agree. Notwithstanding the foregoing, (i) notice of any such special meeting or receipt of such agenda may be waived in writing at any time, either before, during or after such meeting, and (ii) attendance of any member at a meeting shall constitute a valid waiver of notice of any such special meeting or receipt of such agenda from such member, unless such member attends the meeting for the express purpose of objecting to the failure to provide valid notice or an agenda.

(f) In addition to Joint Patent Committee members, employees of KanionPRC may, as appropriate, attend meetings of the Joint Patent Committee as participants, consultants, representatives, or advisors for scheduled meetings. In the event that Parties convene a special meeting, KanionPRC shall have the right on written notice to NewGen within two (2) days after receipt of NewGen’s agenda to supplement the agenda and request certain issues to be discussed during the Joint Patent Committee meeting. The Joint Patent Committee meeting minutes shall be sent to KanionPRC for review and any opinion of KanionPRC shall be evaluated and considered thoroughly before the Joint Patent Committee making any decision with respect to the strategies for any prosecution of Patent Applications within the Assigned Patent Rights and the KanionUSA Patent Rights as further set forth in Article 6.

(g) In addition to Joint Patent Committee members, employees of each Party may, as appropriate, attend meetings of the Joint Patent Committee as participants, consultants, representatives, or advisors, in each case as appropriate, may attend meetings of the Joint Patent Committee as observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 10, and subject in the case of non-employees of a Party to the consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

(h) Each Party shall be responsible for all of its own expenses of participating in the Joint Patent Committee.

4.	Research and Development.

4.1 Research and Development Activities. During the term of this Agreement, KanionUSA shall continue to identify, research and Develop Compounds and/or Products and perform activities with respect to Programs under the terms and conditions of this Agreement.

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4.2 Efforts. Each Party, and its Affiliates and its Sublicensees, shall use Commercially Reasonable Efforts to research and Develop Compounds and/or Products in the Field for the NewGen Territory in accordance with the terms of this Agreement at its sole cost and expense.

4.3 Standard of Performance. Each Party, in performing its activities in connection with the research and Development of Compounds and/or Products, shall comply with all Applicable Laws, and shall conduct such research and Development activities in good scientific manner. Neither NewGen and its Affiliates, nor KanionUSA and its Affiliates may conduct any material research, Development, manufacturing, and supply activities with respect to any Compound and/or Product or perform activities with respect to Programs that are inconsistent with this Agreement, without the other party’s prior written consent.

4.4 Technology Transfer. Promptly after the Effective Date, at NewGen’s request and expense, KanionUSA shall provide reasonable assistance and technical expertise as necessary to transfer appropriate technology to support research and Development of Compounds and/or Products under this Agreement. Promptly after any such request by NewGen, KanionUSA shall transfer, at NewGen’s cost, Information relating to the applicable Compounds, Products, and/or Programs sufficient to enable the commencement of research and Development of such Compounds, Products, and/or Programs by NewGen, its Affiliates and Sublicensees.

4.5 Subcontracting of Development Work. KanionUSA shall not subcontract any of its research and Development obligations under this Agreement with respect to Compounds, Products, and/or Programs without the prior written approval of NewGen. Notwithstanding anything to the contrary in this Agreement: (a) none of the rights of NewGen hereunder shall be adversely affected as a result of such subcontracting and (b) KanionUSA shall at all times be responsible for the performance of its subcontractors.

4.6 Reports. KanionUSA will provide, at least once each Calendar Quarter, NewGen with written reports or presentations with respect to its research and Development activities under this Agreement. Each report or presentation shall include, but not be limited to, the research and Development activities accomplished by or on behalf of KanionUSA since the previous such meeting, including without limitation a summary of significant results, Information, and data generated, significant challenges anticipated, and updates regarding significant intellectual property issues relating to each Program. Upon NewGen’s reasonable request, KanionUSA’s representatives shall meet with NewGen’s representatives by teleconference, video conference or in person to discuss any aspects of such reports within a reasonable time period after such request.

4.7 Records. KanionUSA shall, and shall require its contractors to, maintain, during the term of this Agreement and for a period of seven (7) years thereafter, complete and accurate records of all work conducted in furtherance of the research and Development of Compounds and/or Products and/or activities performed with respect to Programs by or on behalf of KanionUSA, and all results, Information, data, and developments made in conducting such activities. Such records shall be complete and accurate and shall fully and properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

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4.8 Regulatory Responsibilities. NewGen shall own, directly or through its Sublicensees, all regulatory filings and Regulatory Approvals with respect to Products in the NewGen Territory, and NewGen shall be solely responsible for all regulatory filings and Regulatory Approvals, and regulatory communications with Regulatory Authorities, with respect to Products in the Field in the NewGen Territory. NewGen shall be responsible for all decisions and actions regarding regulatory matters relating to or involving the Product. NewGen shall, with respect to any such regulatory matters, (a) act as liaison with the FDA or other Governmental Authority; (b) prepare and make all submissions regarding the regulatory matter; (c) monitor all studies pertinent to the regulatory matter; and (d) obtain Regulatory Approvals. KanionUSA shall promptly cooperate with NewGen with respect to such regulatory matters by providing data and information in KanionUSA possession at NewGen’s reasonable request.

4.9 No Harmful Actions. Neither Party nor its Affiliates shall take any action with respect to Compounds, Products, and/or Programs that could reasonably be expected to have an adverse impact upon the regulatory status or potential sales of Compounds and/or Products.

5.	Commercialization.

5.1 Efforts. NewGen shall use Commercially Reasonable Efforts to Develop and Commercialize a Product in the Field in the NewGen Territory in accordance with the terms of this Agreement, and NewGen shall have control and direction generally for the Development and Commercialization of the Products in the Field in the NewGen Territory.

5.2 Restriction. During the term of this Agreement and for two (2) years thereafter, (a) neither KanionUSA nor its Affiliates will Develop for the NewGen Territory or Commercialize in the NewGen Territory any compound or product that is directed to a Target, without NewGen’s written consent; and (b) neither NewGen nor its Affiliates will Develop for any country outside of the NewGen Territory or Commercialize in any country outside of the NewGen Territory any compound or product that is directed to a Target, without KanionUSA’s written consent.

6.	Intellectual Property.

6.1 Patent Prosecution Responsibilities.

(a) NewGen have the initial responsibility, using patent counsel selected by NewGen, for the preparation, filing, prosecution (including without limitation any interferences, reissue proceedings, cancellations, oppositions, and reexaminations), and maintenance of any and all NewGen Patent Rights. KanionUSA shall execute, acknowledge and deliver any instruments, and to do all such other acts, as may be necessary or appropriate in order to enable NewGen’s patent counsel to prosecute and maintain the NewGen Patent Rights.

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(b) NewGen shall own all Patent Applications within the NewGen Patent Rights; provided that, after a Patent Application within the NewGen Patent Rights becomes specific to a country outside of the NewGen Territory (e.g., if a filed PCT application is subsequently converted to a national phase application in a country outside of the NewGen Territory), NewGen shall assign such Patent Application to KanionUSA or its Affiliate, and KanionUSA or its Affiliate thereafter shall assume responsibility for prosecution of such Patent Application as a KanionUSA Patent Right in such country outside of the NewGen Territory, subject to oversight and direction provided by the Joint Patent Committee. NewGen shall bear all costs and expenses incurred by the Parties after the Effective Date in the preparation, filing, prosecution, and maintenance of any Assigned Patent Rights, and KanionUSA shall bear all costs and expenses incurred by the Parties after the Effective Date in the preparation, filing, prosecution, and maintenance of any KanionUSA Patent Rights.

(c) The Joint Patent Committee shall serve as a forum for discussion of patent prosecution strategy in order to maximize patent protection in each Party’s territory by coordinating patent prosecution strategy, as well as to minimize disclosure of confidential information relating to such Inventions. The Parties shall reasonably consult with each other, and shall consider any comments from each other in good faith, with respect to the preparation, filing, prosecution, and maintenance of the NewGen Patent Rights and KanionUSA Patent Rights and patent strategy for the NewGen Patent Rights and KanionUSA Patent Rights. NewGen shall provide to KanionUSA copies of any papers relating to the filing, prosecution or maintenance of the NewGen Patent Rights promptly upon their being filed or received. KanionUSA shall provide to NewGen copies of any papers relating to the filing, prosecution or maintenance of the KanionUSA Patent Rights promptly upon their being filed or received. The Joint Patent Committee shall meet no fewer than once per Calendar Quarter to discuss strategies for preparation, filing, prosecution, and maintenance of any Patents and Patent Applications within the NewGen Patent Rights and the KanionUSA Patent Rights. In the event of any dispute between Parties with respect to such strategies, NewGen shall have the final decision-making authority with respect to such dispute.

(d) NewGen shall not knowingly take any action during prosecution and maintenance of the NewGen Patent Rights that would materially adversely affect them without prior consultation with KanionUSA. NewGen shall not knowingly permit any of the NewGen Patent Rights to be abandoned, outside of the ordinary course of prosecution, in any country outside of the NewGen Territory without KanionUSA first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of same. In the event that NewGen decides not to continue the prosecution or maintenance of a Patent Application or Patent within the NewGen Patent Rights in any country outside of the NewGen Territory, NewGen shall provide KanionUSA with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof. In the event that KanionUSA elects to assume responsibility for such prosecution and maintenance within thirty (30) days of NewGen’s notice, Section 6.1(a) shall thereafter apply to such Patent Application(s) and Patent(s) except that the role of NewGen and KanionUSA shall be reversed thereunder (including that KanionUSA shall be solely responsible for all costs arising from those activities). Such Patent Application(s) and Patent(s) shall be deemed a KanionUSA Patent Right and shall otherwise continue to be subject to the license under Section 2.2.

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6.2 Inventions.

(a) Disclosure. Each Party shall promptly disclose to the other Party any Inventions that it or its employees, Sublicensees, Affiliates, independent contractors, or agents solely or jointly make, conceive, reduce to practice, author, or otherwise discover.

(b) Ownership. Ownership of all Inventions shall be determined in accordance with U.S. laws of inventorship, except that (i) NewGen shall, in NewGen Territory, own all Inventions made by either Party or its Affiliates during the term of this Agreement that are compositions of matter, methods of use, or methods of manufacture of the Products and intellectual property relating thereto, and (ii) KanionUSA or its Affiliates shall, in outside of the NewGen Territory, own all Inventions made by either Party or its Affiliates during the term of this Agreement that are compositions of matter, methods of use, or methods of manufacture of the Products and intellectual property relating thereto as set forth below. Any Patent Applications among such intellectual property shall be owned by and prosecuted by NewGen in relevant patent offices as set forth below.

(c) Patent Prosecution. Any and all Patents and Patent Applications Covering any Invention described in Section 6.2(b)(i) shall be deemed to be within the NewGen Patent Rights, and shall be subject to Section 6.1. Any and all Patents and Patent Applications Covering any Invention described in Section 6.2(b)(ii) shall be deemed to be within the KanionUSA Patent Rights, and shall be subject to Section 6.1.

(d) Assignment and Perfection of Interests.

(i) Without additional consideration, KanionUSA hereby assigns to NewGen all of its right, title, and interest in and to any Inventions made by KanionUSA and its Affiliates with respect to the NewGen Territory, and Patents and Patent Applications in the NewGen Territory claiming such Inventions, and all other intellectual property rights therein, and shall require its Sublicensees and Affiliates, and all independent contractors, employees, and agents of KanionUSA, its Affiliates, or its Sublicensees to so assign to NewGen such of their right, title, and interest in and to them. KanionUSA shall, and shall cause its Sublicensees and Affiliates, and all independent contractors, employees, and agents of KanionUSA, its Affiliates, or its Sublicensees to, cooperate with NewGen and take all reasonable additional actions and execute such agreements, instruments, and documents as may be reasonably required to perfect NewGen’s right, title, and interest in and to such Inventions, Patents, and Patent Applications, and other intellectual property rights thereon or therein. KanionUSA shall also include without limitation provisions in its relevant agreements with Third Parties that effect the intent of this Section 6.2(d)(i).

(ii) Without additional consideration, NewGen hereby assigns to KanionUSA or its Affiliate all of its right, title, and interest in and to any Inventions made by NewGen and its Affiliates with respect to countries outside of the NewGen Territory, and Patents and Patent Applications outside of the NewGen Territory claiming such Inventions, and all other intellectual property rights therein, and shall require its Sublicensees and Affiliates, and all independent contractors, employees, and agents of NewGen, its Affiliates, or its Sublicensees to so assign to KanionUSA or its Affiliate such of their right, title, and interest in and to them. NewGen shall, and shall cause its Sublicensees and Affiliates, and all independent contractors, employees, and agents of NewGen, its Affiliates, or its Sublicensees to, cooperate with KanionUSA or its Affiliate and take all reasonable additional actions and execute such agreements, instruments, and documents as may be reasonably required to perfect KanionUSA’s or its Affiliate’s right, title, and interest in and to such Inventions, Patents, and Patent Applications, and other intellectual property rights thereon or therein. NewGen shall also include without limitation provisions in its relevant agreements with Third Parties that effect the intent of this Section 6.2(d)(ii).

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6.3 Infringement by Third Parties. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the NewGen Patent Rights or KanionUSA Patent Rights of which it becomes aware, and following such notification, the Parties shall confer. The notice shall set forth the facts of such infringement in reasonable detail.

6.4 Enforcement of Patent Rights. In the event of any infringement or misappropriation or claim of infringement of third party rights in respect of any of the Assigned Patents, NewGen will have the right to determine an appropriate course of action to enforce or defend such Assigned Patents or otherwise abate the infringement or misappropriation thereof, to take (or refrain from taking) appropriate action to enforce or defend such Assigned Patents, KanionUSA will use reasonable efforts to cooperate with NewGen at NewGen’s expense, in any litigation or enforcement action under this Section and KanionUSA will join as a party to any such litigation or other enforcement action as required by Law at NewGen’s expense. NewGen or its Sublicensee shall indemnify and hold harmless KanionUSA against any and all losses arising out of or in relation to (i) any such cooperation given by KanionUSA to NewGen and (ii) KanionUSA joining as a party to such litigation or other enforcement action, which losses may include, without limitation, payment by KanionUSA of any third party legal costs as a result of KanionUSA joining as a party to such litigation or enforcement action.

7.	Representations, Warranties, and Covenants.

7.1 The Parties’ Representations and Warranties. KanionUSA and NewGen (each, a “Representing Party”) each hereby represents and warrants to each other, as of the Effective Date, that:

(a) such Representing Party (i) is a corporation or limited liability company, as applicable, duly organized and subsisting under the laws of its jurisdiction of organization, (ii) has the power, authority, and legal right, and is free, to enter into this Agreement on behalf of itself and its Affiliates and to perform its respective obligations hereunder and to cause its Affiliates to perform their respective obligations hereunder, and (iii) has the power, authority, and legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b) this Agreement constitutes a legal, valid, and binding obligation of such Representing Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

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(c) the execution and delivery of this Agreement and the performance of such Representing Party’s and its Affiliates’ obligations hereunder (i) have been duly authorized and approved by all necessary action by such Representing Party, and all necessary consents, approvals, and authorizations of all Governmental Authorities and other Third Parties required to be obtained by such Representing Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; (ii) do not conflict with or violate any requirement of Applicable Laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Representing Party, as applicable, in any material way; and (iii) do not, and will not, conflict with or otherwise interfere with in such a manner as to result in a violation, breach, or default under or require any consent that has not been obtained under any contract between such Representing Party or any of its Affiliates and any Third Party;

(d) there are no, and shall be no, liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair such Representing Party’s or any of its Affiliates’ full and complete exercise of the terms and conditions of the Agreement;

(e) such Representing Party and its Affiliates shall at all times comply with all Applicable Laws relating or pertaining to their obligations under the Agreement;

(f) with respect to the services provided hereunder to the other Party, it, its Affiliates and their respective employees, officers, contractors and agents who perform services have the experience, capability, and resources to efficiently and skillfully perform the services, and shall perform, where applicable, all such services in a professional and workmanlike manner and in accordance with the generally accepted then-current standards, forms, procedures, and techniques established from time to time by the industry;

(g) all of its employees, officers, contractors, and consultants have executed agreements requiring assignment to such Representing Party of all Inventions and obligating each such employee, officer, contractor, and consultant to maintain as confidential the Confidential Information of such Representing Party;

(h) neither such Representing Party, nor any of its employees, officers, subcontractors, or consultants who have rendered or will render services relating to the Products: (i) has ever been debarred or is subject or debarment or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a or (ii) has ever been under indictment for a crime for which a person or entity could be debarred under said Section 335a, and if, during the term of this Agreement, such Representing Party has reason to believe that it or any of its employees, officers, subcontractors, or consultants rendering services relating to any Program: (x) is or will be debarred or convicted of a crime under 21 U.S.C. Section 335a or (y) is or will be under indictment under said Section 335a, then such Representing Party shall immediately notify the other Party in writing;

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(i) as of the Effective Date, such Representing Party is entitled to grant the rights and licenses purported to be granted to the other Party under this Agreement, and to assign the rights purported to be assigned to such other Party under this Agreement, and is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it from granting to such other Party the rights and licenses purported to be granted or assigning to such other Party the rights purported to be assigned as set forth in this Agreement;

(j) all Information known to such Representing Party and relating to the Programs has been kept confidential, except for public disclosures customarily made in the industry. All employees, officers, consultants, agents and contractors of such Representing Party and its Affiliates, or other Third Parties, to whom such Representing Party has disclosed such Information have executed, and are subject to, agreements containing confidentiality and non-use restrictions or other obligations of confidentiality binding on such employees, officers, consultants, agents and contractors of such Representing Party and its Affiliates, or other Third Parties with respect to such Information that are at least as stringent as those set forth in Article 10; and

(k) Neither such Representing Party nor any of its officers, directors, agents, distributors, consultants or other parties acting on its behalf (i) has engaged, directly or indirectly, in any violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or any U.S. anti-boycott, anti-terrorism, or arms-control laws, rules, or regulations or sanctions programs; (ii) has conducted business with any restricted party identified in writing by the U.S. government as a person or entity with whom or with which conducting business would constitute a violation of U.S. laws; or (iii) has ever been the subject of any bribery, money laundering or anti-kick-back investigation by any governmental entity. Moreover, such Representing Party covenants, undertakes and agrees that it will comply with all Anti-Corruption Laws.

7.2 Additional Representations, Warranties, and Covenants of KanionUSA. KanionUSA hereby represents, warrants, and covenants to NewGen that:

(a) as of the Effective Date, KanionUSA is the sole and exclusive owner of all right, title, and interest, in, to, and under the Assigned Patent Rights and the KanionUSA Know-How;

(b) as of the Effective Date, the Assigned Patent Rights are free and clear of any liens, charges, encumbrances, or judgments, and KanionUSA has sufficient rights to assign and grant the licenses and rights purported to be assigned and granted herein, free and clear of any security interests, claims, encumbrances, or charges of any kind;

(c) KanionUSA has not granted as of the Effective Date, and will not, and will cause its Affiliates and Sublicensees not to, (i) grant any right, option, license, or interest in or to any of the KanionUSA Patent Rights or KanionUSA Know-How that is in conflict with the rights assigned or granted to NewGen under this Agreement; (ii) assign, transfer, convey or otherwise encumber any right, title or interest in or to the KanionUSA Patent Rights or KanionUSA Know-How, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to any of the foregoing, in each case (clauses (i) to (iii)) to the extent that such action would conflict with the licenses and other rights granted to NewGen and its Affiliates under this Agreement;

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(d) as of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim, or action of any nature, judgment, decree, decision, injunction, writ, or order pending, or to KanionUSA’s knowledge threatened by, against or involving KanionUSA, regarding the Assigned Patent Rights and/or KanionUSA Know-How, or this Agreement, whether at law or in equity, before or by any Third Party. KanionUSA has not received any written communications alleging that it has violated, through its activities with respect to the Programs, any intellectual property rights of any Third Party. KanionUSA shall provide notice of any of the foregoing to the extent they involve the Programs, the Assigned Patent Rights, KanionUSA Know-How, and/or this Agreement;

(e) as of the Effective Date, to KanionUSA’s knowledge: (i) the Patents in the issued Assigned Patent Rights are valid and enforceable; (ii) there is no reason why the claims that may issue from the Patent Applications in the Assigned Patent Rights would not be valid and enforceable; and (iii) no Third Party has asserted that any of the Assigned Patent Rights and/or KanionUSA Know-How is invalid or not enforceable. As of the Effective Date, all applications, registrations, maintenance and renewal fees due in respect of any of the Assigned Patent Rights have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of maintaining the Assigned Patent Rights have been filed. As of the Effective Date, none of the Assigned Patent Rights and/or KanionUSA Know-How was developed with federal or state funding from any Governmental Authority such that any Governmental Authority has any march in rights or other rights to use the Assigned Patent Rights and/or KanionUSA Know-How;

(f) to KanionUSA’s knowledge, no Third Party has infringed or misappropriated any of the Assigned Patent Rights and/or KanionUSA Know-How;

(g) as of the Effective Date, the Assigned Patent Rights and/or KanionUSA Know-How assigned under Section 2.1 and licensed under Section 2.2 constitutes all of the intellectual property rights Controlled by KanionUSA and/or its Affiliates that relate to the Programs and/or that are necessary to make, have made, use, market, sell, offer for sale, have sold, import, export and otherwise exploit Compounds and Products in the Field in the NewGen Territory;

(h) as of the Effective Date, KanionUSA has made available to NewGen copies of all material documents in its possession relating to the Programs and the Assigned Patent Rights and/or KanionUSA Know-How, has made available to NewGen all applicable KanionUSA employees materially involved in the development of the Assigned Patent Rights and/or KanionUSA Know-How to reasonably assist NewGen in understanding the data and Information delivered to NewGen, to the knowledge of KanionUSA, has provided complete and accurate factual responses to all material requests for information that were made by NewGen prior to the Effective Date, and KanionUSA, to the knowledge of KanionUSA, has not omitted to supply NewGen with any information in its possession concerning the Assigned Patent Rights and/or KanionUSA Know-How or Programs in the NewGen Territory or the transactions contemplated by this Agreement that would be material to NewGen’s decision to enter into this Agreement;

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(i) as of the Effective Date, all inventors of any inventions included within the Assigned Patent Rights have assigned their entire right, title, and interest in and to such inventions and the corresponding Patents and Patent Applications to KanionUSA and have been listed in the Assigned Patent Rights as inventors; and

(j) KanionUSA and/or its Affiliates have not entered into any agreements with any Third Party, pursuant to which any Third Party has granted to KanionUSA, or KanionUSA has granted to any Third Party, any rights to licenses to, in or under any of the Assigned Patent Rights, KanionUSA Know-How, or any Patents or other intellectual property rights that relate to Programs; no agreements that KanionUSA or its Affiliates may have with any Third Party provide such Third Party with any rights of first offer, rights of first refusal, or any other rights to make, have made, use, conduct clinical studies for, sell, offer for sale, have sold, import, export, or otherwise exploit Compounds and/or Products in the Field in the NewGen Territory or the right to use the Assigned Patent Rights and/or KanionUSA Know-How in connection with the manufacture, Development, or Commercialization of any Compounds and/or Products in the Field in the NewGen Territory; and KanionUSA has received no notice from a Third Party of any suit, action, proceeding, or arbitration pending or threatened against it that the proposed terms and conditions of this Agreement, and the Parties’ performance in accordance therewith, do or shall conflict or interfere with in a manner resulting in a breach or default under, or other violation of, any agreements that KanionUSA or its Affiliates may have with any Third Party.

7.3 Additional Representations, Warranties, and Covenants of NewGen. NewGen hereby represents, warrants, and covenants to KanionUSA that:

(a) as of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim, or action of any nature, judgment, decree, decision, injunction, writ, or order pending or, to NewGen’s knowledge threatened by, against NewGen regarding this Agreement, whether at law or in equity, before or by any Third Party. NewGen shall provide notice of any of the foregoing to the extent they involve this Agreement;

(b) NewGen will not, and will cause its Affiliates and Sublicensees not to, (i) grant any right, option, license, or interest in or to any of the NewGen Patent Rights or NewGen Know-How that is in conflict with the rights assigned or granted to KanionUSA under this Agreement; (ii) assign, transfer, convey or otherwise encumber any right, title or interest in or to the NewGen Patent Rights or NewGen Know-How, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to any of the foregoing, in each case (clauses (i) to (iii)) to the extent that such action would conflict with the licenses and other rights granted to KanionPRC and its Affiliates under this Agreement; and

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(c) NewGen and/or its Affiliates have not entered into any agreements with any Third Party, pursuant to which any Third Party has granted to NewGen, or NewGen has granted to any Third Party, any rights to licenses to, in or under any of the NewGen Know-How.

7.4 Inaccuracies. Without limiting either Party’s rights and remedies at law, in equity or under this Agreement, if, at any point in time (not just at the times when the warranties are deemed granted), either Party becomes aware of any inaccuracies in the foregoing warranties and representations, such Party shall promptly notify the other Party of such inaccuracies, with a detailed written explanation.

8.	Indemnification and Insurance.

8.1 Indemnification by NewGen. NewGen and its Affiliates and Sublicensees shall defend, indemnify and hold harmless KanionUSA, and its officers, employees, and agents, the sponsors of the research that led to the inventions described in the Assigned Patent Rights, and the inventors of the inventions described in the Assigned Patent Rights against any Third Party claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of (a) exercise of any license and assignment granted under this Agreement, (b) any material breach by NewGen of any obligation, representation, warranty, or covenant set forth in this Agreement, or (c) the failure to comply with Applicable Laws by NewGen, or any of its Affiliates, Sublicensees, agents, or contractors; except, in each of (a), (b), and (c), to the extent caused by the willful misconduct, negligence, or breach of this Agreement by KanionUSA, or the failure to comply with Applicable Laws by KanionUSA, or any of its Affiliates, Sublicensees, agents, or contractors. NewGen and its Affiliates and Sublicensees will pay all costs incurred by KanionUSA to enforce this indemnification obligation to the extent it is determined that NewGen and its Affiliates and Sublicensees were obligated to so indemnify KanionUSA, including reasonable attorney fees.

8.2 Process for Indemnification. A claim to which indemnification applies under Section 8.1 shall be referred to herein as an “Indemnification Claim”. If KanionUSA intends to claim indemnification under Section 8.1, KanionUSA shall notify NewGen in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by KanionUSA to give such notice shall not relieve NewGen of its indemnification obligation under this Agreement except and only to the extent that NewGen is actually prejudiced as a result of such failure to give notice). NewGen shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by NewGen and reasonably acceptable to KanionUSA; provided, however, that KanionUSA shall have the right to retain its own counsel, with the fees and expenses to be paid by KanionUSA, if representation of KanionUSA by the counsel retained by NewGen would be inappropriate due to actual or potential differing interests between KanionUSA and any other party represented by such counsel in such proceedings. If NewGen does not assume the defense of the Indemnification Claim as described in this Section 8.2, above, KanionUSA may defend the Indemnification Claim but shall have no obligation to do so. KanionUSA shall not settle or compromise the Indemnification Claim without the prior written consent of NewGen, and NewGen shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on KanionUSA’s interests, without the prior written consent of KanionUSA, which consent, in each case, shall not be unreasonably withheld, delayed, or conditioned. KanionUSA shall reasonably cooperate with NewGen at NewGen’s expense and shall make available to NewGen all pertinent information under the control of KanionUSA, which information shall be subject to Article 10.

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8.3 Insurance. After the filing of an IND with respect to a Product and thereafter during the term of this Agreement, NewGen and/or its Sublicensees will be self-insured or will obtain and maintain, at their own expense, satisfactory comprehensive product liability insurance with respect to such Product from an insurance company of good repute and qualified to transact business in the NewGen Territory sufficient to meet its obligations under this Article 8.

9.	LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTY.

9.1 LIMITATION OF LIABILITY. EXCEPT FOR BREACH BY EITHER PARTY OF ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT, STATUTES, OR ANY OTHER LEGAL THEORY, AND WHETHER SUCH FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

9.2 DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

10.	Confidentiality.

10.1 Confidentiality; Exceptions.

(a) Confidentiality. For the term of this Agreement and for a period of ten (10) years thereafter, each Party shall maintain in confidence all Information and materials of the other Party disclosed or provided to it by the other Party pursuant to this Agreement and/or the Mutual Nondisclosure Agreement between Kanion USA Inc and Valent Technologies effective as of February 7, 2011, and Mutual Nondisclosure Agreement between Kanion USA Inc and Harry Pedersen effective as of February 7, 2011, and any amendments thereto (the “Confidentiality Agreements”) and identified as confidential, either in writing or verbally or that should reasonably be known to be confidential to the other Party (together with all embodiments thereof, the “Confidential Information”). Confidential Information also includes, but is not limited to, Information generated during the course of performing the activities contemplated under this Agreement and Information regarding intellectual property and confidential or proprietary Information of Third Parties. In addition, and notwithstanding the foregoing, subject to disclosures permitted under Article 3 in connection with the Parties’ participation on the Joint Patent Committee, any and all Information constituting Inventions or relating to Compounds and/or Products and/or the Assigned Patent Rights in the NewGen Territory shall be deemed to be Confidential Information of NewGen, even if such Information is initially generated and disclosed by KanionUSA. The terms and conditions of this Agreement shall be deemed Confidential Information of both Parties.

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(b) Exceptions. Notwithstanding the foregoing, the obligations of nondisclosure and non-use set forth in this Article 10 shall not apply to any portion of Information or materials that the receiving Party can demonstrate by contemporaneous written records was: (i) known to the general public at the time of its disclosure to the receiving Party, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party or anyone to whom the receiving Party disclosed such Information; (ii) known by the receiving Party prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party on an unrestricted basis from a source unrelated to the disclosing Party and not under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party by personnel that did not have access to or use of Confidential Information of the disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation thereof are published or known to the general public or are in the rightful possession of the receiving Party.

10.2 Degree of Care. Each Party shall take reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps shall be no less protective than those steps that such Party takes to protect its own Information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither Party shall use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement or the Confidentiality Agreement, and neither Party shall copy any Confidential Information of the other Party except as may be reasonably useful or necessary for such purposes. All Confidential Information of a Party, including without limitation all copies and derivations thereof, is and shall remain the sole and exclusive property of the disclosing Party and subject to the restrictions provided for herein. Neither Party shall disclose any Confidential Information of the other Party other than as permitted under this Agreement.

10.3 Permitted Disclosures. The obligations of Sections 10.1, 10.2, and 10.6 shall not apply to the extent that the receiving Party (a) is required to disclose Confidential Information it receives pursuant to (i) an order of a court of competent jurisdiction, (ii) Applicable Laws, (iii) regulations or rules of a securities exchange, including without limitation as required in connection with a public offering of a Party’s stock or to comply with regulations imposed by the United States Securities and Exchange Commission, NASDAQ or stock exchange disclosure requirements, (iv) requirement of a governmental agency for purposes of obtaining approval to test or market the Product, or (v) subject to the Joint Patent Committee’s approval on disclosure of Parties’ Confidential Information on a Patent Application pursuant to Article 3, disclosure of Information to a patent office for the purposes of filing or prosecuting a Patent Application as permitted in this Agreement, or (b) discloses such Confidential Information to Affiliates, potential or actual acquirers, merger partners, licensees, external advisors, Sublicensees, assignees, subcontractors, licensors, investment bankers, investors, lenders, venture capital firms, investment bankers, or other potential financial partners, and their and each of the Parties’ respective directors, employees, contractors, and agents; provided that such Third Party or person or entity in subsection (b) (except for venture capital firms) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article 10; provided that, in the case of (a)(i) through (iv), the receiving Party shall provide prior written notice thereof to the disclosing Party and, where practicable, reasonable opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefore, which review and comment shall be provided at least three (3) days after the disclosing Party receives such written notice.

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10.4 Irreparable Injury. The Parties acknowledge that either Party’s breach of this Article 10 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the nonbreaching Party may seek injunctive relief, whether preliminary or permanent, in addition to any other remedies it may have at law or in equity, without necessity of posting a bond.

10.5 Return of Confidential Information. Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement, except that each Party shall be permitted to retain one legal archival copy of any Confidential Information that is necessary to allow such Party to perform or enjoy any of its rights or obligations that expressly survive the termination or expiration of this Agreement or to determine its rights and obligations under this Agreement.

10.6 Public Disclosure. Neither NewGen, KanionUSA, nor KanionPRC will, without the prior written consent of the other parties, issue any statement or communication to the public, to the press or any Third Party regarding this Agreement, or otherwise disclose to any Third Party the contents of or the existence of this Agreement. The Parties agree that the initial public announcement of the execution of this Agreement shall be in the form set forth on Exhibit 10.6 (the “Press Release”). The timing of disclosure of such Press Release with respect to the NewGen Territory shall be determined by NewGen, and the timing of disclosure of such Press Release with respect to countries outside of the NewGen Territory shall be determined by Kanion.

(a) During the term of this Agreement, in all cases other than the announcement set forth in the Press Release, KanionUSA shall submit to NewGen for review and approval all proposed press releases, academic, scientific, and medical publications and public presentations, including without limitation any and all abstracts, public presentations at congresses or scientific meetings or other public meetings, and any publication manuscripts, relating to each Product and/or resulting from Development activities under this Agreement that have not been previously publicly disclosed and that are not otherwise permitted under Section 10.3. Such review and approval shall be conducted for the purposes of preserving intellectual property protection and determining whether any portion of the proposed publication or presentation containing the Confidential Information of NewGen should be modified or deleted. KanionUSA shall submit written copies of such proposed publications and presentations (other than press releases) to NewGen no later than sixty (60) days before submission for publication or presentation. NewGen shall review such publications and presentations in good faith, and provide its comments, if any, and (if it so chooses) its approval within thirty (30) days after its receipt of any other written copy.

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(b) During the term of this Agreement, NewGen shall, in accordance with the terms of this Agreement, have the right to issue, publish and present press releases, academic, scientific, and medical publications and public presentations, including without limitation abstracts, public presentations at congresses or scientific meetings or other public meetings, and publication manuscripts, relating to each Product and/or resulting from Development activities under this Agreement that have not been previously publicly disclosed and that are not otherwise permitted under Section 10.3; provided that NewGen shall submit such publication or presentation to KanionUSA for review and approval. Such review and approval shall be conducted for the purposes of preserving intellectual property protection and determining whether any portion of the proposed publication or presentation containing the Confidential Information of KanionUSA should be modified or deleted. NewGen shall submit written copies of such proposed publications and presentations (other than press releases) to KanionUSA no later than sixty (60) days before submission for publication or presentation. KanionUSA shall review such publications and presentations in good faith, and provide its comments, if any, and (if it so chooses) its approval within thirty (30) days after its receipt of any other written copy.

10.7 This Agreement supersedes the Confidentiality Agreements, provided that all “Confidential Information” disclosed by a Party thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

11.	Term and Termination

11.1 Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as specifically provided in this Agreement, shall continue until the tenth (10th) anniversary of the Effective Date.

11.2 Termination upon Insolvency. To the extent permitted under Applicable Laws, either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within forty-five (45) days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

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11.3 Consequences of Expiration or Termination

(a) Upon expiration or termination of this Agreement, (i) NewGen shall have a fully paid-up, irrevocable, perpetual, transferable, sublicenseable, non-exclusive license, under the KanionUSA Know-How and KanionUSA Patent Rights, to Develop, make, use, sell, offer to sell, import, and Commercialize Products in the Field and to perform activities with respect to Programs in and for the NewGen Territory, (ii) KanionUSA shall have a fully paid-up, irrevocable, perpetual, transferable, sublicenseable, non-exclusive license, under the NewGen Know-How and NewGen Patent Rights, to Develop, make, use, sell, offer to sell, import, and Commercialize Products in the Field and to perform activities with respect to Programs in and for countries outside of the NewGen Territory, (iii) KanionUSA’s Development obligations pursuant to Article 4 shall terminate and the license granted to KanionUSA pursuant to Section 2.4(a) shall terminate, (iv) KanionUSA shall cease its practice of the license granted to it pursuant to Section 2.4(a), (v) Sections 6.1 and 6.4 shall survive, and (vi) Section 6.2 shall survive to the extent it applies to any Inventions made, conceived, or discovered during the term of this Agreement and/or any Patents or Patent Applications claiming such Inventions.

(b) The rights, licenses, and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights, licenses, or obligations are necessary to permit their complete fulfillment or discharge as specified in the Agreement.

(c) Expiration or termination of this Agreement for any reason shall not (i) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination, (ii) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (iii) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive expiration or termination. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows. In the event of expiration or termination of this Agreement for any reason, the following provisions shall survive in addition to others specified in this Agreement to survive in such event: Sections 4.7 (for the period set forth therein), 4.9, 11.3 (as applicable), and 11.4 and Articles 1, 9, 10 (for the period set forth in Section 10.1(a)), and 12. All other provisions not expressly set forth above or in Section 11.3, as applicable, shall terminate.

11.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by KanionUSA or NewGen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code or its foreign equivalent, licenses of right to “intellectual property” as defined under Section 61 of the United States Bankruptcy Code or its foreign equivalent (“Bankruptcy Code”). The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

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12.	Miscellaneous.

12.1 Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

12.2 Assignment. Except as expressly provided in this Agreement, neither Party may assign any rights or delegate any duties under this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that either Party may freely assign this Agreement as a whole without such consent to an Affiliate or in connection with the transfer or sale to a Third Party of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided that such Party provides written notice to the other Party of such transfer and such successor agrees in writing to be bound as such Party hereunder. Any assignment or transfer not in accordance with this Section 12.2 shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Notwithstanding anything to the contrary in this Agreement, if this Agreement is so transferred, no Information, Patent, Patent Application or other intellectual property rights owned or otherwise controlled by any Third Party (and its Affiliates) successor prior to such transfer, or developed or obtained thereafter outside the scope of activities conducted with respect to Products, shall be included in the Information, Patent, Patent Application or other intellectual property rights licensed to the other Party under this Agreement. To the extent any term set forth in the subsequent assignment/transfer/sale agreements conflicts with this Agreement, the terms in this Agreement shall govern.

12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when personally delivered or sent by confirmed facsimile (with hard copy to follow); (b) one (1) Business Day after sent by reputable overnight express courier (charges prepaid); or (c) five (5) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, such notices to KanionUSA and NewGen shall be sent to the addresses indicated below:

If to NewGen, addressed to:
NewGen Therapeutics, Inc. [Address] Attn: Chief Executive Officer With a copy to (which alone shall not constitute notice):

Latham & Watkins LLP

If to KanionUSA, addressed to:	Kanion USA Inc. [Address]

With a copy to (which alone shall not constitute notice):

Jiangsu Kanion Pharmaceutical Co. Ltd. [Address]

12.5 Amendment. No amendment, modification, or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.6 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.7 Construction. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

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12.8 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, U.S.A. without regard to its or any other jurisdiction’s choice of law rules that would result in the application of the laws of any jurisdiction other than the State of Delaware, U.S.A.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement, the construction hereof, or the rights, duties or liabilities of either Party under this Agreement, including the validity, invalidity, breach or termination thereof (“Dispute”) shall first be resolved, if possible, pursuant to mediation between the Parties. The Parties shall first use their reasonable best efforts to resolve such a Dispute. If such Dispute cannot be resolved within a reasonable period of time, then either Party may invoke mediation as hereinafter described. If either Party disagrees with the resolution of the Dispute reached or recommended as a result of the mediation process, then either Party may invoke arbitration as hereinafter described. Mediation shall be a non-binding process pursuant to which the Parties shall retain the services of one or more persons with substantial relevant business expertise. The mediator(s) shall recommend one or more alternatives to the Parties, which may be a reasonable compromise of the Dispute between the Parties based on the reasonable business judgment of the mediator(s). Any Dispute not resolved by mediation will be finally resolved by arbitration as hereinafter described.

(c) Except as otherwise provided in this Section 12.8, any Dispute shall be settled by arbitration under HKIAC rules in Hong Kong. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Section 9.1. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the dispute resolution procedures set forth in this Section 12.8(c) are pending.

(d) Notwithstanding anything herein to the contrary, nothing in this Section 12.8 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, including in a court of law, if necessary to protect the interests of such Party. This Section 12.8(d) shall be specifically enforceable.

(e) Notwithstanding the foregoing, any disputes regarding the validity, scope or enforceability of Patents or trademarks shall be submitted to a court of competent jurisdiction in the territory in which such rights apply.

12.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but, if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the Parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

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12.10 Compliance with Applicable Laws. Each Party will comply with all Applicable Laws in performing its obligations and exercising its rights hereunder.

12.11 Remedies. The exercise of any remedies hereunder shall be cumulative and in addition to and not in limitation of any other remedies available to such Party at law or in equity.

12.12 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, or civil unrest (“Force Majeure”); provided that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed.

12.13 Interpretation. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (c) any reference herein to any person or entity shall be construed to include the person’s or entity’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, and Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, and Exhibits of this Agreement.

12.14 Entire Agreement of the Parties. This Agreement and the exhibits attached hereto constitute and contain the complete, final, and exclusive understanding and agreement of the Parties, and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including without limitation the Confidentiality Agreements (defined in Section 10.1(a)), and neither Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein. To the extent that anything set forth in an exhibit attached hereto conflicts with the terms of this Agreement, the terms of this Agreement shall control.

12.15 Counterparts; Electronic Delivery. This Agreement may be executed simultaneously in two or more counterparts, any of which need not contain the signature of more than one Party but both such counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives as set forth below:

Kanion USA, Inc.

By:

NewGen Therapeutics, Inc.

By:

[Signature Page to License, Transfer, and Development Agreement]

EXHIBIT 1.3

ASSIGNED PATENT RIGHTS

[***]

EXHIBIT 2.1(a)

FORM OF PATENT ASSIGNMENT

[***]

EXHIBIT 2.1(b)

EQUITY AGREEMENT

[***]

EXHIBIT 10.6

PRESS RELEASE